 EXHIBIT 99.1

Nemus Bioscience, Inc. Changes Name to Emerald Bioscience,

Inc. and Provides Update of Recent Research Accomplishments

Name change reflects company’s focus on advancing cannabinoid-based therapeutics as a member of the Emerald Group

Company to trade on OTCQB under ticker EMBI at market open March 25, 2019

Long Beach, Calif. March 25, 2019 – Emerald Bioscience, Inc. (OTCQB: EMBI), a biopharmaceutical company focused on developing bioengineered cannabinoid-based therapeutics to address global medical indications, today announced that it has changed its corporate name from Nemus Bioscience, Inc. to Emerald Bioscience, Inc. The company’s new OTCQB ticker symbol, “EMBI,” will be effective at the market open on March 25, 2019. The new website for Emerald Bioscience is www.emeraldbio.life.

“Our new name better represents our relationship with the Emerald Group and our common goal to be leaders in advancing cannabinoid science. We have made strong progress in the past year. With our robust pipeline based on our proprietary bioengineered cannabinoid technology, partnerships with leading institutions, and strides in manufacturing, we are committed to developing therapies that will change the lives of patients with significant unmet medical needs,” said Brian Murphy, MD, CEO and Chief Medical Officer of Emerald Bioscience, Inc.

Recent Scientific Advancements

•	Preclinical data demonstrated NB1111, Emerald Bioscience’s proprietary prodrug of THC (THC-VAL-HS), is statistically superior in lowering intraocular pressure (IOP) compared to the current standard-of-care, latanoprost, for the treatment of glaucoma across multiple timepoints during a seven-day course of repeated dosing using a validated rabbit normotensive ocular model.

•	Data generated by Glauconix Biosciences, Inc. further validated the mechanism of action of NB1111 in lowering intraocular pressure (IOP), a defining symptom of hypertensive glaucoma. In this study, NB1111 improved fluid outflow across the trabecular meshwork and positively impacted disease markers associated with glaucoma-related fibrosis and inflammation.

EXHIBIT 99.1

Strategic Advancements

•	Signed an agreement with Pharmaceuticals International Inc., a contract development manufacturing organization, to develop a sterile eyedrop dosage formulation of NB1111 for human dosing.

•	Signed an agreement with Noramco, Inc. for the manufacturing and scale-up of Emerald Bioscience’s proprietary analog of cannabidiol (CBD) licensed from the University of Mississippi.

As the company prepares to advance its lead product candidate, NB1111, into a Phase 1b/2a clinical trial for the treatment of glaucoma, this name change allows the company the opportunity to develop a strong and unique global brand that reflects its recent advancements in the rapidly-evolving field of cannabinoid science.

Emerald Bioscience is part of the Emerald Group, which is comprised of a strong network of companies focused on developing pharmaceutical, botanical, and nutraceutical products providing wellness and medical benefits by interacting with the human body’s endocannabinoid system.

Existing shareholders interested in getting an updated statement representing book shares or a revised stock certificate, please email our transfer agent, ClearTrust, LLC, at inbox@cleartrusttransfer.com.

About Emerald Bioscience, Inc.

Emerald Bioscience is a biopharmaceutical company headquartered in Long Beach, California, focused on the discovery, development, and commercialization of bioengineered cannabinoid-based therapeutics for significant unmet medical needs in global markets. With proprietary technology licensed from the University of Mississippi, Emerald is developing novel ways to deliver cannabinoid-based drugs for specific indications with the aim of optimizing the clinical effects of such drugs while limiting potential adverse events. Emerald’s strategy is to clinically develop a number of proprietary biosynthetic compounds, alone or in combination with corporate partners.

Emerald Bioscience is part of the Emerald Group, which comprises multiple companies focused on developing pharmaceutical, botanical, and nutraceutical products providing wellness and medical benefits by interacting with the human body’s endocannabinoid system.

For more information, visit www.emeraldbio.life

CONTACT

Investor Relations

Karam Takhar

Email: ktakhar@emerald.life

Phone: 949.336.3443

EXHIBIT 99.1

Douglas Cesario

Chief Financial Officer

Email: doug@emeraldbio.life

Phone: 949-336-3437

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements, including statements regarding our product development, business strategy, product branding, timing of clinical trials and commercialization of cannabinoid-based therapeutics. Such statements and other statements in this press release that are not descriptions of historical facts are forward-looking statements that are based on management’s current expectations and assumptions and are subject to risks and uncertainties. If such risks or uncertainties materialize or such assumptions prove incorrect, our business, operating results, financial condition and stock price could be materially negatively affected. In some cases, forward-looking statements can be identified by terminology including “anticipated,” “contemplates,” “goal,” “focus,” “aims,” “intends,” “believes,” “can,” “could,” “challenge,” “predictable,” “will,” “would,” “may” or the negative of these terms or other comparable terminology. We operate in a rapidly changing environment and new risks emerge from time to time. As a result, it is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements the Nemus may make. Risks and uncertainties that may cause actual results to differ materially include, among others, our capital resources, uncertainty regarding the results of future testing and development efforts and other risks that are described in the Risk Factors section of Nemus’ most recent annual or quarterly report filed with the Securities and Exchange Commission. Except as expressly required by law, Nemus disclaims any intent or obligation to update these forward-looking statements.

This news release shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor shall there be any sales of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Any securities that may be offered in the United States will be offered only to accredited investors pursuant to Regulation D of the Securities Act.